DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the	[_]
Registrant

Check the appropriate box:
[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Materials under Rule 14a-12
Dreyfus Investment Portfolios
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[_] Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Q. Why am I being asked to vote?

As a shareholder of one or more of the Portfolios, you are being asked to approve a Plan of Liquidation and Dissolution pursuant to which the Portfolio’s assets will be liquidated, known liabilities satisfied and remaining proceeds distributed to shareholders.

Q. Why is Dreyfus seeking to liquidate the Portfolio?

The Portfolio has not achieved the asset growth expected by Dreyfus, the Portfolio’s investment adviser, at the time the Portfolio commenced operations and Dreyfus believes it is unlikely that the Portfolio will experience material growth in assets in the foreseeable future.The Portfolio’s asset size results in fixed expenses remaining high (before fee waivers and/or expense reimbursements by Dreyfus) relative to total assets.

Q. How does the Board of Trustees suggest I vote?

After careful consideration, the Board of Trustees, including the independent Trustees, recommend that you vote FOR the proposal. The Trustees considered the information provided by Dreyfus after Dreyfus management concluded that it would be appropriate to reduce the number of smaller and less efficient funds and recommended that the Portfolio be liquidated. The Trustees also considered the Portfolio’s asset size and limited growth potential. The Trustees also considered that contract owners will be able to provide individualized instructions for the transfer of the Portfolio’s liquidated assets into another available investment option, without adverse tax consequences.

Q. Who will bear the cost of the proxy?

Dreyfus has agreed to bear the costs associated with obtaining shareholder approval for the liquidation of the Portfolio.

Q. If approved, what will happen to my shares?

The Portfolio has been informed by the Insurance Companies that if the shareholders of the Portfolio approve the proposal, the Insurance Companies will reinvest the proceeds in other investment options available under the variable contracts based on the instructions of the contract owners. If no such instructions are received, the Insurance Company will allocate the proceeds for contract owners to the money market option offered under the variable contract.

Q. What are the tax consequences of the liquidation?

The liquidation will not create any federal income taxes for contract owners.

If you have additional questions, we suggest you contact your Advisor or refer to the phone number on the top of your last statement.

© 2007 Dreyfus Service Corporation, Distributor